                                                                        EX - 2.4

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        INLAND ENTERTAINMENT CORPORATION,

                        TYPHOON CAPITAL CONSULTANTS, LLC,

                                 SANJAY SABNANI

                                       AND

                                 MANISHA SABNANI

                            DATED AS OF JULY 16, 1999


                                TABLE OF CONTENTS


SECTION               DESCRIPTION                                       PAGE
               Recitals                                                  1

     1         Purchase and Sale of Assets                               1

     2         Purchase Price                                            2

     3         Certain Covenants                                         2

     4         Closing                                                   5

     5         Representations and Warranties of Seller                  5

     6         Representations and Warranties of Buyer                   8

     7         Survival of Representations and Warranties                9

     8         Costs                                                    10

     9         Miscellaneous                                            11

Signature Page                                                          14


                                      (i)

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                            INDEX TO SCHEDULES AND EXHIBITS

SCHEDULE                     DESCRIPTION

 1.1(a)               Acquired Assets

 1.1(c)               Excluded Liabilities

 2.1(b)               Allocation of the Purchase Price

 3.2(b)               Seller Contracts

 5.6                  No infringement


EXHIBIT               DESCRIPTION

     A                Assignment and Assumption of Lease and Landlord Consent
                      Agreement

     B                Assignment Agreement re: Domain Names

     C                Bill of Sale

     D                Employment Agreement for Sanjay Sabnani

     E Assignment and Assumption Agreement re: Typhoon Capital Consultants LLC's Equipment Leases

         The Schedules and Exhibits referenced above have not been filed with the Asset Purchase Agreement. The Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

                                      (ii)

                               ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of July 16, 1999, is made by and among Inland Entertainment Corporation, a Utah corporation (the "Buyer"), Typhoon Capital Consultants, LLC, a California limited liability company (the "Seller"), Sanjay Sabnani and Manisha Sabnani, the members of the Seller (each, a "Member"; collectively, the "Members").

                                 R E C I TA L S:

               A. The Seller is in the business of offering investor relations and other complementary financial and non-financial advisory services (the "Business").

               B. The Seller desires to sell certain assets relating to the Business to the Buyer, and the Buyer desires to purchase such assets and assume certain liabilities relating thereto.

               NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

        1.     PURCHASE AND SALE OF ASSETS

               1.1    Assets and Liabilities.

                      (a) Acquired Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, assign, transfer and convey to the Buyer, all of the Seller's right, title and interest in and to all of the assets set forth on Schedule 1.1(a) hereto (collectively, the "Purchased Assets").

                      (b) Excluded Assets. The Seller shall not sell, assign, transfer or convey to the Buyer and the Buyer shall not purchase any of the assets used in the Business other than those specifically set forth on Schedule 1.1(a).

                      (c) Liabilities Assumed by Buyer. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by the Seller and the Members herein, effective after the Closing Date, the Buyer shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only the debts, claims, liabilities, obligations, damages



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

and expenses set forth on Schedule 1.1(c) hereto (collectively, the "Assumed Liabilities").


                      (d) Excluded Liabilities. Except as set forth on Schedule 1.1(c) hereto, the Buyer shall not assume any obligations with respect to the Business arising as a result of the conduct or operation of the Business (including, without limitation, any obligations resulting from the failure to comply with, or any violations of, any laws or regulations, of any nature or kind), and the Seller and the Members shall each retain all of their existing liabilities.

         2. PURCHASE PRICE.

               2.1 Purchase Price.

                      (a) Purchase Price. The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be One Hundred Thousand Dollars ($100,000), payable in full to the Seller on the Closing Date, by company check of the Buyer.

                      (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.1(b) hereto. Each party agrees that it will not in its tax returns or elsewhere take a position inconsistent with the allocations provided for in this Section.

               2.2 Taxes. The Buyer and the Seller will share equally the costs of all sales and use taxes and transfer taxes, if any, applicable to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities provided for by this Agreement. The Buyer and the Seller shall each pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes with respect to the Purchased Assets.

         3. CERTAIN COVENANTS.

               3.1 Employees. The Seller acknowledges that it has accepted, effective as of the end of business on July 15, 1999, the resignations of David Bronte, John Lake and Donna Villegas. The Buyer agrees that it will offer employment to Messrs. Bronte and Lake, Ms. Villegas as well as Mr. Evan Anderson.


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               3.2 Winding Up of the Business by the Seller.

                      (a) Office and Equipment Leases. The Seller and the Members each agree to use its and their best efforts to secure the required consents to the assignments in favor of the Buyer of leases for (i) the Seller's present office space located at 3420 Ocean Park Boulevard, Suite 3020, Santa Monica, California 90405 (the "Leased Real Property"), substantially in the form of the Assignment and Assumption of Lease and Landlord Consent Agreement (the "Lease Assignment") attached hereto as Exhibit A, (ii) office equipment (the "Typhoon Equipment Leases"), and (iii) all licenses, authorizations, consents, orders and regulatory approvals of Governmental Entities necessary for the consummation of the transactions contemplated hereby, each pursuant to forms of consent reasonably acceptable to the Buyer. If any such consents may not reasonably be obtained, the Seller and the Buyer agree to use their combined best efforts to lease such alternate office space and equipment, and to secure the necessary consents and approvals from Governmental Entities as shall be reasonably necessary to conduct a business at the Leased Real Property Location. The Seller and the Members shall remain liable for any and all costs and expenses related to the Leased Real Property, the Typhoon Equipment Leases, and regulatory licenses and permits (including all fees related thereto) currently in effect, until the date the required consents are obtained or the respective leases are terminated.

                      (b) Termination of Seller Contracts. On the first business day following the Closing, the Seller shall forward by Federal Express, next day delivery, or by same day messenger delivery, termination notices, in a form acceptable to the Buyer, relating to persons holding Seller Contracts (as hereinafter defined), to terminate such contracts, in each case at the earliest possible date consistent with the terms of such contracts (each, a "Termination Date"). Any and all payments due to the Seller pursuant to Seller Contracts until and including their respective dates of termination shall be paid to the Seller. As used herein, "Seller Contracts" shall mean all contracts listed on
Schedule 3.2(b). The Seller and the Members shall use their best efforts to request that holders of the Seller Contracts waive the respective minimum termination notice provisions to enable the Seller Contracts to be terminated as soon as possible after the Closing Date. For purposes of this Agreement, with respect to a particular Seller Contract, a "Termination Date" shall mean the earliest date of termination of a Seller Contract.

                      (c) Conduct of the Business. The Seller and each of the Members agree that from on and after the Closing Date (a) not to modify any of the Seller Contracts (other than by terminating them), (b) not to conduct the Business of the Seller except as it relates to terminating the Seller Contracts,
(c) to use their respective best efforts to induce the respective counterparties to the Seller Contracts to enter into new service contracts with the Buyer with respect to the same or similar services, and (d) not


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to cancel any debts or affirmatively waive any claims or rights which relate, or could relate, to the Purchased Assets or Assumed Liabilities, without the consent of the Buyer.

                      (d) Regulatory Matters. The Seller and, if applicable, the Members shall (i) file with applicable Governmental Entities the applications and related documents required to be filed by them (and prosecute diligently any related proceedings) in order to transfer to the Buyer any required Authorizations necessary to conduct business at the Leased Real Property or to otherwise conduct business in a similar manner to that conducted by the Seller prior to the Closing and (ii) cooperate with each other as may reasonably be requested in connection with the foregoing.

               3.3 Appointment as a Director and Executive Officer. Immediately after the Closing, the Buyer shall elect Sanjay Sabnani as a member of the Board of Directors of the Buyer and as Vice President, Investor Relations Officer and President of the Internet Consulting Division of the Buyer.

               3.4 Fictitious Business Name Statement. Immediately after the Closing, the Seller and the Members shall file with the appropriate governmental agencies all documents necessary to effect a relinquishment of the fictitious business name, "venture-catalyst.com" and shall pay all fees in connection therewith.

               3.5 Publicity. The Seller shall not issue any press release or public announcement of any kind concerning, or otherwise publicly disclose, any matters described in this Agreement without the Buyer's prior consent.

               3.6 Further Assurances. On and after the Closing Date, the Seller and the Members shall, at the request of the Buyer, execute, acknowledge, and deliver to the Buyer, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as the Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement, including , without limitation, certificates of the Seller executed by an officer of the Seller and dated as of various dates subsequent to the Closing Date, certifying that each covenant and obligation of the Seller has been complied with and each representation and warranty of the Seller is true and correct at such Date as if made on and as of the Closing Date, and will be true and correct as of each respective Termination Date.


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         4. CLOSING.

               4.1 The Closing. The Closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California at 5:00 p.m. (California time) on July 16, 1999, or at such other place, date and time as the parties may agree in writing (the "Closing Date").

               4.2 Documents to be Delivered at the Closing. Concurrently with the execution of this Agreement, each party shall execute and deliver to the other the following documents (to the extent a party thereto).

                      (a) An executed Assignment Agreement relating to the Domain Names in the form attached hereto as Exhibit B.

                      (b) An executed Bill of Sale relating to the office furniture and equipment owned by the Seller, in the form attached hereto as Exhibit C.

                      (c) An executed Employment Agreement by and between the Buyer and Sanjay Sabnani, in the form attached hereto as Exhibit D.

                      (d) Executed Assignment and Assumption Agreement relating to the Typhoon Equipment Leases in the form attached hereto as Exhibit E.

                      (e) An executed "Relinquishment of Fictitious Business Name Statement," in the form specified by the applicable governmental agencies.

               4.3 Documents to be Delivered Post Closing. As soon as practicable after the Closing and acting in good faith with respect to the post-closing covenants referenced herein, each party shall execute and deliver to the other the following documents (to the extent a party thereto).

                      (a) An executed Assignment and Assumption of Lease and Landlord Consent Agreement, in the form attached hereto as Exhibit A.

                      (b) Letters of termination relating to the Seller Contracts, executed by the Seller, Sanjay Sabnani and the respective third parties which acknowledge the termination of the Seller Contracts.

         5. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller and the Members jointly and severally represent and warrant to the Buyer the following:



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               5.1 Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into and to perform its obligations under this Agreement and the other documents and agreements referenced or contemplated herein and to consummate the transaction contemplated hereby. This Agreement and all other documents, agreements and instruments referenced or contemplated herein to consummate the transactions contemplated hereby are collectively referred to herein as the "Transaction Documents."

               5.2 Authorization. Execution, delivery and performance of the Transaction Documents have been duly authorized.

               5.3 Enforceability. Each of the Transaction Documents constitutes a legal, valid and binding obligation of the Seller, and the Members, as the case may be, enforceable against such applicable party in accordance with its respective terms, except to the extent that enforceability may be limited by (a) bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to the rights of creditors generally, (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or equitable remedies, and (c) concepts of materiality.

               5.4 No Conflict. The execution and the delivery of any of the Transaction Documents will not:

                      (a) violate any term or provision of the Seller's Articles of Organization or Operating Agreement;

                      (b) result in the creation of any lien or encumbrance upon any of the Purchased Assets;

                      (c) result, to the Seller's knowledge, in a breach or violation of, or be in conflict with, or constitute a default under, any judgment, order, decree, statute, law, rule, regulation or other restriction of any court, government or governmental agency applicable to the Seller or the Purchased Assets; or

                      (d) result in a breach or violation of, or be in conflict with, or constitute a default under the terms, conditions of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument or arrangement to which the Seller is a party or any of the Purchased Assets is bound.


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               5.5 Title to the Assets. The Seller has, and at the Closing the
Buyer shall have, sole, good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances or claims of any kind or nature whatsoever.

               5.6 No Infringement. Except to the extent disclosed on Schedule
5.6 hereto, the Seller owns and has all the rights to use all intellectual property currently being used in connection with the Business (the "Intellectual Property"), and constituting part of the Purchased Assets. The Sellers have not in the past infringed on any intellectual property rights belonging to any other person or entity, and the use of the Intellectual Property does not presently conflict with, infringe upon, or otherwise violate any rights held by others.

               5.7 Actions and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of the Seller, threatened which, individually or in the aggregate, would have a material adverse effect on the Seller or the Purchased Assets or which would seek to question, delay or prevent the consummation of, or materially impair the ability of the Seller to consummate the transactions contemplated hereby.

               5.8 Consents. Except as specifically provided in this Agreement and to the Seller's knowledge, there are no authorizations, approvals, consents, orders or waivers required to be obtained from, or notices or filings required to be given to, or made with, any government, governmental agency or any person (whether or not governmental in character) in connection with (a) the execution and delivery of this Agreement and the other documents and agreements referenced or contemplated herein; (b) the consummation of the transactions contemplated hereby; and (c) the fulfillment of or the compliance with the terms, conditions and provisions hereof.

               5.9 Contracts. True and complete copies of all Seller Contracts have been made available to the Buyer prior to the execution hereof. As of the date hereof, except as otherwise provided in this Agreement:

                      (a) there exist no circumstance, to the Seller's knowledge, which would affect the validity or enforceability of any of the Seller Contracts in accordance with their respective terms;

                      (b) the Seller has performed and complied in all material respects with all obligations required to be performed by it to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of the terms, conditions or provisions of any of the Seller Contracts; and

                      (c) the legal validity and enforceability of any of the Seller Contracts has not been, and shall not in any manner be, impaired by the consummation of


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the transactions contemplated hereby. There is no warranty with respect to the performance of any of the Seller Contracts.

               5.10 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to the Buyer or any of its representatives pursuant to this Agreement are complete and correct in all material respects as of the date hereof. The representations and warranties made by the Seller and the Members in this Agreement, or in other written materials furnished to the Buyer hereunder or in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.

               5.11 Taxes. The Purchased Assets shall be free and clear of any liens or encumbrances created by the Seller's failure to (a) file applicable federal, state, county and local tax returns required to have been filed, and
(b) pay or caused to be paid all taxes required to be paid, with respect to the Purchased Assets in those jurisdictions where the nature or use of the Purchased Assets requires such filing and where the failure to do so would have a material adverse affect on the Purchased Assets.

        6. REPRESENTATIONS AND WARRANTIES OF BUYER.

               The Buyer hereby represents and warrants to the Seller and the Members that:

               6.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to enter into and to perform its obligations under the Transaction Documents.

               6.2 Authorization. Execution, delivery and performance of the Transaction Documents have been duly authorized.

               6.3 Enforceability. Each of the Transaction Documents constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except to the extent that enforceability may be limited by (a) bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to the rights of creditors generally, (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or equitable remedies, and (c) concepts of materiality.

               6.4 No Conflict. The execution and the delivery of any of the Transaction Documents will not:


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                      (a) violate any term or provision of the Buyer's Articles
of Incorporation or Bylaws;

                      (b) result, to the Buyer's knowledge, in a breach or violation of, or be in conflict with, or constitute a default under, any judgment, order, decree, statute, law, rule, regulation or other restriction of any court, government or governmental agency applicable to the Buyer; or

               6.5 Actions and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of the Buyer, threatened which, individually or in the aggregate, would have a material adverse effect on the Buyer or which would seek to question, delay or prevent the consummation of, or materially impair the ability of the Buyer to consummate the transactions contemplated hereby.

               6.6 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to the Seller or any of its representatives pursuant to this Agreement are complete and correct in all material respects as of the date hereof. The representations and warranties made by the Buyer in this Agreement, or in other written materials furnished to the Seller hereunder or in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.

         7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

               7.1 Survival of Representations and Warranties. All representations, warranties and covenants in this Agreement or any certificate or other writing or instrument or agreement delivered pursuant hereto or in connection herewith shall survive the Closing and shall remain in effect for a period of one (1) year after the Closing Date.

               7.2 Indemnification.

                      (a) Indemnification by the Buyer. The Buyer shall defend, indemnify and hold the Seller and its respective members, officers, employees, advisors, agents and other representatives (collectively the "Seller Group") harmless from and against any and all claims, demands, causes of action, losses, costs, liabilities and expenses (including, without limitation, costs and expenses of litigation or compliance with enforcement actions, injunctive relief, remedial actions required by any private party or Governmental Entity having jurisdiction and, to the extent permitted by law, reasonable attorneys'
fees) (collectively referred to as "Indemnifiable Claims" or singularly as an "Indemnifiable Claim") incurred or suffered by any member of the Seller Group which are attributable, directly or indirectly, in whole or in part, to, but only to the extent caused by (a) a breach or inaccuracy of any representation or warranty of the


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Buyer contained in any of the Transaction Documents or (b) failure of the Buyer to perform any covenant of the Buyer contained in any of the Transaction Documents. At the Seller's request, the Buyer shall, at its expense, defend all legal actions which may be brought against any member of the Seller Group on account of any of the foregoing, but a member of the Seller Group may, at his, her or its option and expense, participate in any defense through his, her or its own attorney. If the Buyer does not undertake to diligently prosecute a defense, the Seller Group may, at their option, do so and charge any judgment or settlement and any expense thereof to the Buyer (including all expenses of the defense), which shall reimburse the Seller Group promptly.

                      (b) Indemnification by the Seller and the Members. The Seller and the Members, jointly and severally, shall defend, indemnify and hold the Buyer and its shareholders, officers, directors, employees, advisors, agents and other representatives (collectively the "Buyer Group") harmless from and against all Indemnifiable Claims incurred or suffered by any member of the Buyer Group, which are attributable in whole or in part to, but only to the extent caused by, (a) a breach or inaccuracy of any representation or warranty of the Seller or any Member contained in any of the Transaction Documents; (b) failure of the Seller or any Member to perform any covenant of the Seller or any Member contained in any of the Transaction Documents; (c) any claim against the Buyer Group relating to any Assumed Liability which relates to a date, occurrence or obligation prior to the effective date of such assignment and assumption; and
(d) any claim against the Buyer Group relating to the Business, including, without limitation, any claim related to the Seller Contracts. At the Buyer's request, the Seller and the Members shall, jointly and severally, at their expense, defend all legal actions which may be brought against any member of the Buyer Group on account of any of the foregoing, but the Buyer may, at its option and expense, participate in any such defense through its own attorneys. If neither the Seller nor its Members undertakes to diligently prosecute a defense, the Buyer Group may, at its option, do so and charge any judgment or settlement and any expense thereof to the Seller or any or all of the Members (including all expenses of the defense) which shall reimburse the Buyer promptly.

         8. COSTS.

               8.1 Finder's or Broker's Fees. The Seller and the Members jointly and severally represent to the Buyer that they have not made any arrangement or had any dealings whereby the Seller or the Buyer could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. The Buyer represents to the Seller that the Buyer has not and will not pay any brokerage commission or finder's fee in respect of the consideration to be paid under this Agreement or any other agreement made in contemplation of this Agreement, and the Buyer has not made any arrangement or had any dealings whereby the Seller could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. The Seller on the one hand, and the Buyer, on the other hand, each agree to indemnify and hold



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harmless the other against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees, incurred or suffered by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

               8.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery, and performance hereof, including, without limitation, the fees and expenses of its respective counsel, accountants and other experts.

        9. MISCELLANEOUS.

               9.1 Post-Closing Cooperation. To the extent that the consents and waivers referred to in this Agreement are not obtained by the Seller and the Members by the Closing, the Members shall continue to use all reasonable efforts to:

               (a) provide to the Buyer the benefits of any such lease, contract, license, agreement, commitment, permit, approval, or other interest or right, to the extent necessary for or beneficial to the transfer to the Buyer;

               (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer; and

               (c) enforce, at the request of the Buyer (and at the Seller's expense), any rights of the Seller under any lease, contract, license, agreement, commitment, permit, approval or other interest or right transferred to the Buyer in connection with the Purchased Assets or Assumed Liabilities against such other party or parties thereto (including the right to elect to terminate without penalty such of the foregoing in accordance with the terms thereof upon the advice of the Buyer).

               9.2 Entire Agreement. This Agreement contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally. Neither party makes, and each party hereby expressly disclaims reliance upon, any representations or warranties with respect to the contemplated transactions other than those set forth herein.

               9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements made and to be performed in California, without regard to the conflict of law principles thereof.

               9.4 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits in this Agreement, unless otherwise indicated.

               9.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested, to the addresses and numbers set forth below. Each such notice, request, demand or other communication shall be effective (a) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section; (b) if given by facsimile or telecopy, when such facsimile or telecopy is transmitted to the facsimile or telecopy number specified in this Section and confirmation is received; and (c) if given by certified or registered mail, five days after the mailing thereof.

If to the Seller or to any Member, to:

         Typhoon Capital Consultants, L.L.C.
         3420 Ocean Park Boulevard, Suite 3020
         Santa Monica, California 90405
         Attention: Sanjay Sabnani
         Facsimile: (310) 399-3431

If to Buyer, to:

         Inland Entertainment Corporation.
         16868 Via Del Campo Court, #200
         San Diego, California 92127
         Attention: Christopher Wm. Voisin,
                    General Counsel and Secretary
         Facsimile:  (619) 716-2101

         Any party may change its address for notice purposes by complying with the procedures set forth in this Section 9.5.

               9.6 Waiver; Amendment. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and signed by both parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or


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waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

               9.7 Severability. If any one or more of the provisions of this Agreement shall be found by a court of competent jurisdiction to be unreasonably restrictive, under the circumstances, then such provision or provisions shall be modified by such court so as to apply the same to the maximum extent allowed by law and any such modification shall not affect the validity of any other provision contained in this Agreement.

               9.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void.

               9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature Page Follows]

               IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

                              BUYER:

                              INLAND ENTERTAINMENT
                              CORPORATION

                              By:    /s/ L. DONALD SPEER, II
                                  ---------------------------------------------
                                       L. Donald Speer, II
                                       Chairman of the Board and Chief Executive
                                       Officer


                              SELLER:

                              TYPHOON CAPITAL CONSULTANTS:

                              By:    /s/ SANJAY SABNANI
                                  ---------------------------------------------
                                       Sanjay Sabnani
                                       President

                              MEMBERS:

                                  /s/ SANJAY SABNANI
                                  ---------------------------------------------
                                      Sanjay Sabnani


                                  /s/ MANISHA SABNANI
                                  ---------------------------------------------
                                      Manisha Sabnani


                                      -14-